Exhibit 99

Pamela R. Rollins Appointed to the Marine Products Corporation Board of Directors

ATLANTA, July 25, 2017 - Marine Products Corporation (NYSE: MPX) announced today the appointment of Pamela R. Rollins to the Board of Directors of the Company. Marine Products is a leading manufacturer of fiberglass boats under two brand names: Chaparral and Robalo. Chaparral’s sterndrive models include H2O Sport and Ski & Fish Boats, SSi and SSX Sportboats, Sunesta Sportdecks and Signature Cruisers. In addition, Chaparral manufactures SunCoast Sportdeck outboards, Vortex Jet Boats and the Surf Series of Chaparral SSi and SSX Sportboats and Sunesta Sportdecks. Robalo builds outboard sport fishing boats which include center console, dual console, walkaround cabin and Cayman bay boat models.

Rollins holds a B.A. Degree from Stephens College with a major in Family Community Studies. She was employed by Orkin Exterminating Company from 1997 until 2008, and has been a member of the Rollins, Inc. Board of Directors since 2015.  In addition, Ms. Rollins serves on the boards of Young Harris College, the National Monuments Foundation, and the O. Wayne Rollins Foundation. She is also a former board member of The Lovett School and an Emeritus Board Member of the Schenck School.  Ms. Rollins is the granddaughter of the founder of Rollins, Inc. and the daughter of the Chairman of the Company.

R. Randall Rollins, Chairman of the Board of Marine Products Corporation stated, “Pam Rollins brings a distinct interest in a wide range of matters regarding social responsibility, making her a valuable component for a well-rounded Board.  We look forward to her contributions to our Board in the years ahead.”

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive, jet drive and outboard pleasure boats, and Robalo outboard sport fishing boats.  The Company continues to diversify its product lines through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

For information about Marine Products Corporation please contact:

Ben M. Palmer

Chief Financial Officer

(404) 321-7910

irdept@marineproductscorp.com

Jim Landers

Vice President, Corporate Finance

(404) 321-2162

jlanders@marineproductscorp.com